Exhibit 10.7
TECUMSEH PRODUCTS COMPANY
OUTSIDE DIRECTORS’ DEFERRED STOCK UNIT PLAN
(As amended effective as of December 14, 2010)
Tecumseh Products Company (the “Company”) established this Outside Directors’ Deferred Stock Unit Plan effective as of January 1, 2008, to provide an incentive for outside Directors to join and remain in service on the Company’s Board of Directors so that the Company may benefit from their counsel and dedication, while rewarding their commitment to the Company with deferred income based on the stock market performance of the Company’s Class A Common Stock. Under this Plan, each outside director will receive one-half of his or her annual retainer for serving on the Board of Directors (and, if applicable, for serving as Lead Director) in cash and one-half in deferred stock units. The Company, acting through the Board, approved amendments to the Plan on December 14, 2010, with such amendments being effective on this date. This version of the Plan document incorporates the December 14, 2010 amendments.
1.	DEFINITIONS
As used in this Plan, the following terms have the following respective meanings:
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Account” is defined in Section 4.1.
“Award” means an allocation of Stock Units to the Account of an Eligible Director. References in this Plan to the amount of an award may be either to a dollar amount or to the number of Stock Units.
“Board” means the Board of Directors of the Company.
“Cash Retainer” means:
(a) for each Plan Year and each person who is an Eligible Director on the first day of that Plan Year, the amount payable in cash to that Eligible Director for that Plan Year for serving as a Director of the Company and, if applicable, (i) for serving as the Company’s Lead Director or (ii) for serving as the Company’s Chairman of the Board of Directors, all determined as of the first day of the Plan Year under the Company’s policies as in effect on that day; and
(b) for the Plan Year in which a person first becomes an Eligible Director (unless he or she becomes an Eligible Director on the first day of the Plan Year), the amount payable in cash to that Eligible Director for that Plan Year for serving as a Director of the Company and, if applicable, (i) for serving as the Company’s Lead Director or (ii) for serving as the Company’s Chairman of the Board of Directors, all determined as of the day the person becomes an Eligible Director under the Company’s policies as in effect on that day.
EXAMPLE: If a person first becomes an Eligible Director on July 31 of a Plan Year (that is assumed, for this example to have commenced on April 30), and if the Company’s policies as in effect on that day provide for a $40,000 annual cash retainer for outside directors, that Eligible Director’s Cash Retainer would be $30,000 for that Plan Year.
The Cash Retainer does not include amounts payable for serving on or as chairman of committees of the Board or for attendance at meetings of the Board or committees or any amounts payable for reimbursement of expenses.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board or such other committee as the Board may subsequently appoint to administer this Plan.

“Company Change in Control,” solely for the purposes of this Plan, means (and is limited to) any change that qualifies as a change of control event pursuant to Section 409A of the Code, Treasury Regulation Section 1.409A-3(i)(5), and all subsequent relevant authority, including one or more of the following events:
(a) a change in the ownership of the Company in compliance with Treasury Regulation Section 1.409A-3(i)(5)(v) pursuant to which any person or group acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation;
(b) a change in the effective control of the Company pursuant to Treasury Regulation Section 1.409A-3(i)(5)(vi), pursuant to which either:
(1) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership (including acquisition of beneficial ownership within the meaning of Rule 13d-3 promulgated under the 1934 Act) of stock of the Company possessing 30% or more of the total voting power of the stock of such corporation; or
(2) a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(c) a change in the ownership of a substantial portion of the Company’s assets pursuant to Treasury Regulation Section 1.409A-3(i)(5)(vii) pursuant to which any one person or group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (as defined in 1.409A-3(i)(5)(vii)) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
For purposes of this definition, the following terms have the following meanings:
(i) “person” means a person as defined in Section 3(a)(9) of the 1934 Act.
(ii) “beneficial ownership” is to be determined in accordance with Rule 13d-3 promulgated under the 1934 Act or any successor regulation; and
(iii) “group” means a group as described in Rule 13d-5 promulgated under the 1934 Act or any successor regulation provided such definition satisfies the meaning of group in Treas. Reg. Sections 1.409A-3(i)(v)(B), 1.409A-3(i)(5)(vi)(D), or 1.409A-3(i)(5)(vii)(C), as applicable. The formation of a group under these provisions will have the effect described in paragraph (b) of Rule 13d-5 or any successor regulation.
“Determination Date” means, for each Eligible Director, the date on which he or she ceases to be a Director of the Company due to resignation, retirement, death, Disability, or other reason, but only if the event is also a “separation from service” with the Company, as determined in accordance with Code Section 409A. If the event is not a “separation from service,” then the Determination Date will be the earliest date following the event when a “separation from service” occurs.
“Disability” (or to be “Disabled”) means a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months and that causes an Eligible Director to be unable to engage in any substantial gainful activity by reason of the impairment. An Eligible Director will also be deemed to have a Disability when determined to be totally disabled by the Social Security Administration.
“Eligible Director” means, for any relevant time, each individual who at that time is a member of the Board but is not also an officer or employee of the Company or of any subsidiary of the Company.
“Market Price” means, for any given date:
(a) if the Shares are then listed for trading on one or more national securities exchanges (including the Nasdaq Stock Market), the average of the high and low sale prices for a Share on the principal exchange on the date in question (or, if no Shares traded on the principal exchange on that date, the next preceding date on which trading occurred);

(b) if (a) is inapplicable but bid and asked prices for Shares are quoted through NASDAQ, the average of the highest bid and lowest asked prices so quoted for a Share on the date in question (or, if no prices for Shares were quoted on that date, the next preceding date on which they were quoted);
(c) if (a) and (b) are inapplicable but bid and asked prices for Shares are otherwise quoted by one or more broker-dealers known to the Company to be making a market in the Shares, the average of the highest bid and lowest asked prices so quoted on the date in question (or, if no prices were quoted on that date, the next preceding date on which they were quoted); and
(d) if all of the foregoing are inapplicable, the fair market value of a Share on the date in question as determined in good faith by the Committee;
provided that Market Price is determined in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv).
“NASDAQ” means the National Association of Securities Dealers, Inc. Automated Quotation System.
“Plan” means this Outside Directors’ Deferred Stock Unit Plan.
“Plan Year” means the annual period beginning on the date of the Company’s annual shareholders’’ meeting and ending at the end of the date preceding the date of the Company’s next following annual shareholders’ meeting; provided, however, that for the period prior to the Company’s 2011 annual shareholders’ meeting, “Plan Year” means the calendar year and the Plan Year for the period beginning on January 1, 2011, shall be a “Short Plan Year that ends on the end of the date preceding the date of the Company’s 2011 annual shareholders’ meeting, and, for purposes of Awards made for the Short Plan Year, the Plan’s references to “Plan Year” will, as applicable, refer to the Short Plan Year.
“Reason” is defined in Section 6.2.
“Share(s)” means Class A Common Stock of the Company.
“Stock Unit” means an allocation credited to the Account of an Eligible Director and maintained in such Account together with any prior or subsequent allocations made on behalf of that Director. An allocation of Stock Units confers only those rights specified in this Plan. Directors who receive allocations of Stock Units will not (as a consequence of those allocations) be treated as shareholders under the Articles of Incorporation or Bylaws of the Company or under applicable law.
2.	ADMINISTRATION
This Plan is to be administered by the Committee. To the extent consistent with the terms of this Plan, the Committee has the power to interpret any Plan provision, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to make all other determinations that it deems necessary or advisable to administer this Plan. The Committee may appoint such agents to assist in administration of this Plan, other than Eligible Directors, as the Committee deems appropriate. The Committee’s interpretation of this Plan and any action it takes with respect to allocations of Stock Units pursuant thereto is final and binding on all affected parties.
3.	AWARDS
3.1 In addition to his or her Cash Retainer, each person who is an Eligible Director on the first day of each Plan Year will receive an Award for that Plan Year. The dollar amount of the Award will equal 100% of that Eligible Director’s Cash Retainer for that Plan Year.
3.2 In addition to his or her Cash Retainer, each person who first becomes an Eligible Director on a day other than the first day of a Plan Year will receive an Award for that Plan Year. The dollar amount of the Award will equal 100% of that Eligible Director’s Cash Retainer for that Plan Year.
3.3 Subject to Section 6.2, each Award will be fully vested when made. Subject to Section 6.2, if an Eligible Director dies, becomes Disabled, retires, or otherwise terminates service as a director during a Plan Year, he or she will nevertheless be entitled to his or her entire Award for that Plan Year.
3.4 Notwithstanding Section 3.1, for the Short Plan Year — i.e., the period commencing January 1, 2011 and ending on the end of the date preceding the date of the Company’s 2011 annual shareholders’ meeting — each Eligible Director will receive an Award for such Short Plan Year pursuant to Section 3.1 at the rate of 33-1/3% of that Eligible Director’s Cash Retainer for the Short Plan Year. Commencing with the Plan Year next following the end of the Short Plan Year, Awards shall be made pursuant to the regular provisions of Section 3.1 and, when applicable, Section 3.2

4.	ACCOUNTS
4.1 For each Eligible Director, the Company will establish and maintain a bookkeeping account (“Account”) in which all Stock Units allocable to the Eligible Director due to his or her participation in this Plan will be credited.
4.2 Effective as of the first day of each Plan Year, there will be allocated to each Eligible Director’s Account a number (to four decimal places) of Stock Units that is equal to:
(a) the dollar amount of the Eligible Director’s Award for that Plan Year; divided by
(b) the Market Price on the last trading day before the allocation date.
EXAMPLE: If an Eligible Director is due to receive $40,000 as his or her annual Award pursuant to this Plan, and if the Market Price per Share is $21 on the valuation date, then he or she will receive an allocation of Stock Units determined by the formula $40,000 / $21, or 1,904.7619 Stock Units.
4.3 Effective as of the day (unless it is the first day of a Plan Year) on which a person first becomes an Eligible Director, there will be allocated to that Eligible Director’s Account a number (to four decimal places) of Stock Units that is equal to:
(a) the dollar amount of the Eligible Director’s Award for that Plan Year; divided by
(b) the higher of—
(1) the Market Price on the last trading day before the allocation date, or
(2) the Market Price on the last trading day of the preceding Plan Year.
EXAMPLE: If a person first becomes an Eligible Director on January 31 of a Plan Year (the Plan Year for this example is assumed to have begun on April 30) and is due to receive $10,000 as his or her annual Award pursuant to this Plan for that Plan Year, and if the Market Price per Share was $21 on the last trading day of the preceding Plan Year and $32 on the last trading day before January 31, then he or she will receive an allocation of Stock Units determined by the formula $10,000 / $32, or 312.5 Stock Units.
4.4 On the payment date for any cash dividend or other cash distribution declared on the Shares, there will be allocated to each Eligible Director’s Account that number (to four decimal places) of Stock Units that is equal to:
(a) the total number of Stock Units that on the related record date were in the Eligible Director’s Account; multiplied by
(b) the dollar amount per Share of the cash dividend or other distribution; divided by
(c) the Market Price on the dividend or distribution payment date.
5.	NO EFFECT ON DIRECTOR’S ELECTION OR TERM OF OFFICE
Nothing contained in this Plan entitles an Eligible Director to serve beyond the term for which he or she was elected to the Board. Nothing in this Plan is to be construed to restrict the shareholders’ right to elect any person a Director of the Company in accordance with the Articles of Incorporation and Bylaws.
6.	PAYMENT OF AWARDS
6.1 Subject to the provisions of Sections 6.2 and 6.3, within 30 days after the first to occur of (1) an Eligible Director’s Determination Date, or (2) a Company Change of Control, the Company will pay to the Director an amount in cash equal to:
(a) the number of Stock Units then credited to his or her Account; multiplied by
(b) the Market Price per Share on the Determination Date or the date the Company Change of Control occurred, as the case may be.

6.2 An Eligible Director’s Account will be forfeited if his or her service on the Board is terminated, voluntarily or otherwise, for any Reason denominated below (which shall be determined by the Committee). “Reason,” for the sole purpose of determining whether an Eligible Director’s Awards are to be forfeited, will be deemed to exist where:
(a) the Eligible Director breaches any material written rules, regulations, or policies of the Board, now existing or enacted in the future, that are uniformly applied to all Eligible Directors or that are promulgated for general application to Directors of the Company;
(b) the Eligible Director willfully and repeatedly fails to substantially perform the duties of his or her tenure (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him or her by the Chairman of the Board (or, if the Eligible Director is the Chairman of the Board, by the Lead Director, or, if there is no Lead Director, by the Director, other than the Chairman of the Board, with the longest term of service as a Director), which demand specifically identifies the manner in which the Chairman of the Board (or, if the Eligible Director is the Chairman of the Board, by the Lead Director, or, if there is no Lead Director, by the Director, other than the Chairman of the Board, with the longest term of service as a Director) believes that the Eligible Director has not substantially performed his or her duties;
(c) the Eligible Director is convicted of a felony under state or federal law, or commits a crime involving moral turpitude; or
(d) the Eligible Director embezzles or misappropriates any property belonging to the Company such that he may be subject to criminal prosecution, or the Eligible Director intentionally and materially injures the Company, its personnel, or its property.
6.3 If an Eligible Director’s Determination Date occurs due to death, or if he or she dies before payment pursuant to Section 6.1, then the amount payable shall be paid to the beneficiary or beneficiaries designated in the Eligible Director’s written beneficiary designation filed with the Committee, or if no valid beneficiary designation has been filed, the legally appointed personal representative of the Eligible Director’s estate. If no such representative is appointed by the time payment is due, then the Company will hold the payment without interest until appointment occurs or proper claim for the payment otherwise is made of the Company by the person or persons entitled to it. If the Company is notified that an Eligible Director has been adjudicated mentally incompetent as of the time any amount is payable under this Plan to the Eligible Director, or if it otherwise is demonstrated to the satisfaction of the Committee that such mental incapacity then exists by a person authorized by a durable power of attorney or similar document to attend to the Eligible Director’s financial affairs, then any cash so payable will be delivered to the Eligible Director’s legally appointed guardian or conservator or, if none has been appointed, the holder of the power of attorney or similar document.
7.	ADJUSTMENTS
In the event of any non-cash dividend or other distribution, or any stock split, reverse stock split, recapitalization, reorganization, split-up, spin-off, merger, consolidation, share exchange, or other like change in the capital or corporate structure of the Company affecting the Shares, there will be made such adjustment or adjustments (if any) in the number of Stock Units credited to the Accounts of Eligible Directors as the Committee determines to be appropriate in light of such event in order to continue to make available the benefits intended by this Plan, but no adjustment will be required by reason of any sales of Shares or other Company securities by the Company at any price, whether below, or at or above Market Price, and whether by or pursuant to warrant, option, right, conversion right or privilege, or otherwise.
8.	MISCELLANEOUS MATTERS
8.1 Accounts are not intended to be and will not be trust accounts for the benefit of any Eligible Director or other person, nor will the establishment and maintenance of an Account afford any Eligible Director or other person any right or interest in any asset the Company may determine to earmark for future payment of benefits under this Plan. Rather, benefits payable under this Plan are intended to be unfunded for tax purposes, and the sole right of an Eligible Director or beneficiary or other successor in interest of an Eligible Director with respect to his or her Account shall be the right as an unsecured general creditor of the Company to claim any cash benefit to which the Eligible Director becomes entitled after his or her Determination Date or a Company Change of Control pursuant to the terms and conditions of this Plan.

8.2 An Eligible Director’s right and interest in his or her Account are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, garnishment for the benefit of creditors of the Eligible Director, or other transfer whatsoever, except that such right and interest may be transferred by:
(a) will or the laws of descent and distribution; or
(b) a domestic relations order if the Committee, in its discretion, establishes procedures permitting the Company to honor such an order.
8.3 Nothing in this Plan obligates any Eligible Director to continue as a director of the Company or the Company or to accept any nomination for a future term as director, or requires the Company to nominate or cause the nomination of any Eligible Director for a future term as a director.
8.4 Each Eligible Director will remain responsible for all applicable taxes associated with Awards under this Plan.
8.5 This Plan is to be governed by and construed, enforced, and administered in accordance with the laws of the State of Michigan excluding any such laws that direct an application of the laws of any other jurisdiction. At all times, this Plan will also be interpreted and administered to maintain intended income tax deferral in accordance with Code Section 409A and regulations and other guidance issued under Code Section 409A. The Company and the Committee will be subject to suit regarding this Plan only in the courts of the State of Michigan, and the Company will fully indemnify and defend the Board and the Committee with respect to any actions relating to this Plan taken in good faith by either of those bodies or their members.
8.6 This Plan was originally adopted by the Board on December 17, 2007, and originally took effect as of January 1, 2008. This Plan was amended by the Board on and effective as of December 14, 2010.
8.7 The Board may at any time and from time to time amend, modify, suspend, or terminate this Plan, except that none of those actions by the Board can adversely affect the rights or benefits of an Eligible Director without the Eligible Director’s consent.